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Exhibit 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Forms S-8 No.333-49436, dated November 7, 2000; No. 333-88645, dated
October 8, 1999; No. 333-79463, dated May 27, 1999; No. 333-79457, dated May
27, 1999; No. 333-74555, dated March 17, 1999; No. 333-56473, dated June 10,
1998; and No. 333-15069, dated October 30, 1999 pertaining to various employee benefit plans of Main Street Banks, Inc. (formerly First Sterling Banks, Inc.) of our report dated January 25, 2001, with respect to the consolidated financial statements of Main Street Banks, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                          /s/ Ernst & Young LLP

Atlanta, Georgia
March 28, 2001